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                                                                    Exhibit 15.3


March 16, 1998

Board of Trustees and Shareholders of
Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-8, relating to the SCGroup Incorporated 401(K) Savings Plan, Security Capital Industrial Trust's Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP